Exhibit 4.62

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Termination Agreement

This Termination Agreement is effective as of 1st January, 2015 (“Effective Date”) by and between the two parties (individually referred to as a “party” and collectively as the “parties”) as follows:

(1)	Mr. Wang Tao, a Chinese citizen with ID No. *, (hereinafter referred to as “Wang Tao”);

(2)	Changyou.com Limited, a company organized and existing under the laws of Cayman Island, (which shall include the company itself as well as its subsidiaries and other affiliated companies, hereinafter can be collectively referred to as “Changyou Group”).

Now it is hereby mutually agreed as follows:

1.	Wang Tao shall confirm his resignation as Chief Executive Officer of Changyou.com Limited as of 1st November 2014. Except as otherwise set forth herein, Wang Tao shall resign from all his positions in Changyou Group as of the Effective Date, (please refer to Annex I for the positions held by Wan Tao in Changyou.com Limited as well as its subsidiaries and other affiliated companies respectively). As the parent company of Changyou Group, Changyou.com Limited shall acknowledge Wang Tao’s resignation aforementioned on behalf of its subsidiaries and affiliated companies. Notwithstanding the above, Wang Tao shall continue to provide consultation services in the capacity of consultant in Changyou Group till 31st December 2015. During this period, unless specified otherwise in agreements entered into simultaneously or after this Agreement between Wan Tao and a company of Changyou Group, Wang Tao shall have no employment relationship with any company in Changyou Group. Nevertheless, Wang Tao agrees to be described as the Chief Product Officer by Changyou Group in press releases or other publicity documents, provided that such descriptions shall comply with the requirements of relevant laws and regulations. Changyou Group agrees to pay remuneration to Wang Tao as set forth in Annex II.

The symbol ‘ * ’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

2.	The equity shares directly or indirectly held by Wang Tao in Changyou.com Limited may not be affected by Wang Tao’s resignation or execution and performance of this Agreement. All contractual or other restrictions, including but not limited to “lock-in period” and “call option”, on the abovementioned shares shall cease to exist and be non-legally binding on Wang Tao ever since the execution of this Agreement. Changyou Group shall take all necessary actions to remove the restrictions and to make the shares unlimited.

3.	The employment contracts, confidential agreements, non-competition agreements, employee’s obligation agreements, service agreements, or other agreements, contracts, or commitment of the similar nature (regardless of the title or name of contracts) (including amendments or supplement to the same), entered into by and between Wang Tao and Changyou.com Limited or any of its subsidiaries/affiliated companies shall cease to exist and be non-legally binding on the parties as of 31st December 2014.

4.	Except as otherwise set forth herein, the parties confirm that no claims, debts, demand or liabilities have existed between Changyou Group and Wang Tao up to the Effective Date. Even if there is any, each party hereby irrevocably waives its rights and claims in respect of the abovementioned claims, debts, demand or liabilities. Notwithstanding the above, this clause shall not be construed as an exemption of criminal liabilities of the offending party.

5.	After receipt of the severance package set forth in Annex III, Wang Tao shall enter into a series of agreements with the persons designated by Changyou.com Limited in writing for the purpose of transferring his shares in Beijing Gamease Age Digital Technology Co., Ltd. and Beijing Guanyou Gamespace Digital Technology Co., Ltd. Upon completion of the share transfer, all the agreements entered for the purpose of establishing variable interest entities within Changyou Group shall cease to be binding on Wao Tao. Additionally, Changyou.com Limited shall indemnify against and hold harmless Wang Tao from any tax duties, expenses or losses incurred as a result of the above share transfer.

6.	Changyou.com Limited agrees to provide Wang Tao with a severance package set forth in Annex III. The severance or resignation will neither affect Wang Tao’s rights and interests under this Agreement, nor will impair the payment received by him before the execution of this Agreement.

7.	Changyou.com Limited hereby acknowledges that Changyou Group comprises all affiliated companies in connection with this Agreement and variable interest entities controlled by Changyou Group through an array of agreements. For the sake of completeness and accuracy, Changyou.com Limited shall execute this Agreement on behalf of all the above-mentioned affiliated companies and ensure that terms and conditions of this Agreement are legally binding on all the above-mentioned affiliated companies. The companies within Changyou Group shall be jointly and severally liable for the performance of this Agreement.

8.	Each party shall keep confidentiality of this Agreement. Neither party may disclose the existence of this Agreement or the terms hereof without the prior written consent of the other party except as may be required by law, or mandated by rules of any securities regulatory institution or securities exchange. Each party may disclose the contents of this Agreement to its legal counsel respectively, provided however that the confidential obligations hereof shall be applicable to the legal counsel.

9.	Each party shall represent and warrant for the benefit of the other party that: (i) it has the full right, power, legal capacity and authority to enter into this Agreement and to carry out the terms and conditions hereof; and (ii) this Agreement shall be legally effective and enforceable.

10.	This Agreement shall be governed and construed by the laws of People’s Republic of China. Any disputes arising hereunder and in connection herewith shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with arbitration rules of this commission. The language of arbitration shall be Chinese. The arbitration award shall be final and have binding force on both parties.

The parties have caused this Agreement to be executed on the date of 15th January 2015.

Wang Tao

Changyou.com Limited (for and on behalf of Changyou Group )

Annex I

Positions held by Wang Tao in Changyou.com Limited as well as its subsidiaries and other affiliated companies

Changyou.com Limited	Director
Changyou.com(US) LLC	Director
Changyou Middle East FZ-LLC	Director
Beijing Changyou RaidCall Internet Technology Co., Ltd.	Director, Legal Representive
Beijing AmazGame Age Internet Technology Co., Ltd.	Manager, Director, Legal Representive
Beijing Changyou Gamespace Software Technology Co.,Ltd	Manager, Director, Legal Representive
Beijing Gamease Age Digital Technology Co., Ltd.	Manager, Director, Legal Representive
Beijing Guanyou Gamespace Digital Technology Co., Ltd.	Manager, Director, Legal Representive
Beijing Doyo Internet Technology Co., Ltd.	Manager, Director, Legal Representive
Beijing Zhi Hui You Information Technology Co., Ltd.	Manager, Director, Legal Representive
Beijing Changyou e-pay Co. Ltd.	Manager, Director, Legal Representive
Beijing Changyou Aishouxin ecological technology Co.,Ltd.	Director, Legal Representive

In addition to the above positions, Wang Tao as the nominee shareholder also holds 60% of shares in Beijing Gamease Age Digital Technology Co., Ltd, and 60% of shares in Beijing Guanyou Gamespace Digital Technology Co., Ltd.

Annex II

Remuneration for consultation services to be provided by Wang Tao in his advisory capacity in Changyou Group during the period from 1st January 2015 to 31st December 2015.

1. All compensation and benefits provided to Wang Tao as senior executive in Changyou Group shall remain unchanged during the aforementioned period, including but not limited to the following:

a)	reimbursement for air tickets, hotel fees, car rental fees and business travel expenses;

b)	exclusive vehicle and chauffeur services;

c)	medical insurance (Cigna & CMC) for Wang Tao as well as his wife and children, annual health screening set for senior executive;

d)	children’s education fund and parents’ allowance, which shall be granted according to the current welfare policy in Changyou Group;

e)	reimbursement for daily expenses, with the monthly cap of RMB¥220,000;

f)	the sum equal to the social security payable (including “five social insurances and housing accumulation fund” ) shall be paid directly to Wang Tao , who shall pay the same to his social security account on his own;

g)	allowance to senior executive: US $34,000 per quarter.

2. All the compensation and benefits mentioned above shall be paid by Changyou Group to Wang Tao or his designated bank account periodically.

Annex III

Changyou.com Limited agree to provide Wang Tao with a severance package of RMB¥7,380,000.00, which shall be paid before 1st February, 2015.